Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
US Airways Group, Inc.:
We consent to incorporation by reference in the Registration Statement (No. 333-128766) on Form S-8 of US Airways Group, Inc. and in the Registration Statements (Nos. 333-40486 and 333-118188) on Form S-8 of America West Holdings Corporation, LLC of our report dated June 23, 2008, relating to the statements of net assets available for benefits of Future Care: The America West Airlines 401(k) Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007 and related supplemental schedules, which report appears in the December 31, 2007 Annual Report on Form 11-K of Future Care: The America West Airlines 401(k) Plan.
/s/ KPMG LLP
Phoenix, Arizona
June 23, 2008